UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 14, 2012

(Date of earliest event reported)

INNODATA INC.

(Exact name of registrant as specified in its charter)

Delaware	0-22196	13-3475943
(State or Other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

Three University Plaza	07601
Hackensack, NJ 07601	(Zip Code)
(Address of Principal Executive Offices)

(201) 371-8000
(Registrant's telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

 (e) The Company previously reported that on March 8, 2012 the Compensation Committee of the Company's Board of Directors (the “Compensation Committee”) had established cash bonus targets for the Company’s executive officers for 2012 expressed as a percentage of base salaries. The bonus target percentages and base salaries are, respectively, 60% and $500,000 for Jack Abuhoff; 50% and $280,000 for Ashok Mishra and 40% and $280,000 for O’Neil Nalavadi. Jack Abuhoff is the Company’s Chairman, President and Chief Executive Officer, Ashok Mishra is the Company’s Executive Vice President and Chief Operating Officer, and O’Neil Nalavadi is the Company’s Senior Vice President and Chief Financial Officer.

On June 14, 2012 the Compensation Committee determined that achievement of the aggregate cash bonus target for each executive officer for 2012 would be based on the extent to which the executive officer achieves targeted performance in the following four measures: revenue; gross margin; earnings before interest and tax on core business (EBIT); and personal contribution to the Company’s strategic objectives (Personal Contributions).

The cash bonus to be achieved by an executive officer who achieves targeted performance on each performance measure is as follows, in each case expressed as a percentage of base salary:

	Revenue	Gross Margin	EBIT	Personal Contributions	Total Bonus Target
Jack Abuhoff	24%	12%	12%	12%	60%
Ashok Mishra	20%	10%	10%	10%	50%
O’Neil Nalavadi	16%	8%	8%	8%	40%

To the extent that actual performance is less than the target for that measure, the bonus payment for that measure will decrease, and below a specified level, no bonus payment will be made for that measure. To the extent that actual performance exceeds the targets for the performance measures, the bonus payment will increase to a maximum of 2.85 times the total bonus target.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INNODATA INC.

Date: June 19, 2012	By:	/s/ Amy R. Agress

Amy R. Agress
Vice President and General Counsel